EXHIBIT 5.1

May 10, 2002

SAFECO Corporation
SAFECO Plaza
4333 Brooklyn Avenue N.E.
Seattle, Washington 98185

Re:  Registration Statement on Form S–8

Dear Gentlemen and Ladies:

As Corporate Counsel of SAFECO Corporation (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S–8 that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 6,000,000 shares of the common stock, no par value, of the Company (the “Shares”). The Shares may be issued pursuant to the SAFECO Long-Term Incentive Plan of 1997 (the “Plan”).

I have examined the Registration Statement and a copy of the Restated Articles of Incorporation of the Company and any amendments thereto to date, a copy of the Bylaws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documentation as I have deemed necessary for the purpose of this opinion.

Based upon and subject to the foregoing, I am of the opinion that the Shares that may be issued pursuant to the Plan, upon the due execution by the Company and the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/S/    CATHERINE ROMERO WRIGHT
Corporate Counsel